For Period ended 06/30/08                                          Series  25
File Number 811-7852

Sub-Item 77D(a): Policies with respect to security investments
--------------------------------------------------------------------------------

The Total Return Strategy Fund employs a global tactical asset allocation overlay strategy (GTAA) by investing in commingled or other funds that invests in long/short positions in global equity and fixed income exchange-traded futures, currency forwards, and other derivative instruments such as swaps.